Exhibit 24(b)(4.31)

ING LOGO	ING Life Insurance and Annuity Company
One Orange Way
Windsor, Connecticut 06095-4774
800-584-6001

If you have questions, call the toll-free number shown above.

Certificate of Group Annuity Coverage

ING Life Insurance and Annuity Company (ILIAC) will pay benefits according to the terms and conditions set forth in the
Contract. The Company certifies that coverage is in force for you under the stated Group Annuity Contract and Certificate numbers.

This Certificate is a summary of the Group Annuity Contract provisions. It replaces any and all prior certificates, riders, or amendments issued to you under the stated Contract and Certificate numbers. This Certificate is for information only and is not a part of the Contract.

Specifications
Contract Holder
[SPECIMEN]
Group Annuity Contract Number
[SPECIMEN]
Type of Plan
[SPECIMEN]
Participant
[SPECIMEN]
Certificate Number
[SPECIMEN]

Right to Cancel

You may cancel your participation in the group Contract within 10 calendar days of receiving this Certificate by returning it to the Company at the address shown above, or to the agent from whom it was purchased. Within seven calendar days of receiving the cancellation request at its Home Office, the Company will return any Contributions received, plus any increase, or minus any decrease in value, on the amount, if any, allocated to the Separate Account.

/s/Catherine H. Smith	/s/Joy M. Benner

President	Secretary

THE VARIABLE FEATURES OF THE CONTRACT ARE DESCRIBED IN SECTIONS 3 AND 9.

All payments and values provided by the group Contract, when based on the investment experience of the
Separate Account, are variable and are not guaranteed as to fixed dollar amount. Amounts allocated to the
Guaranteed Accumulation Account, if withdrawn before a guaranteed term maturity date, may be subject to a market value adjustment. The market value adjustment may result in an increase, or a decrease, in the Individual
Account value.

C-CDA-10

Contract Schedule I
Accumulation Phase
Control of Contract (see 1.03)

[The Contract is established under a Plan of the Contract Holder pursuant to Section 403(b) of the Code (the
Plan).

The Contract Holder controls the Contract. By notifying us in writing, the Contract Holder may allow you to choose Investment Options under the Contract for an Individual Account. The Contract Holder may, however, retain the right to choose Investment Options under the Contract to the extent allowed under applicable law.
Unless otherwise provided by the Plan, we will make payments only at the written direction of the Contract
Holder and you. The Contract is subject to the terms of the Plan, provided that the terms of the Plan do not expand the terms of the Contract and do not impose any responsibilities or duties on the Company greater than those set forth in the Contract.

The Company shall rely upon the Contract Holder's representations regarding the contents of the applicable
Plan document, except as otherwise agreed to by the Company. The Company shall rely upon instructions of the Contract Holder and/or its designee in permitting Contributions to and making distributions from the
Contract (including distributions due to loans, annuity payouts, qualified domestic relations orders, hardship
Withdrawals and systematic distributions options) in accordance with the terms of the Plan.

Subject to the terms of the Plan, tax-free exchanges within the Plan and plan-to-plan transfers involving the
Contract, including transfers to a governmental defined benefit plan to purchase permissive service credits within the meaning of Code Section 415(n), may be allowed to the extent permitted by law.

To the extent provided for in the Treasury Regulations, the Contract Holder and/or its designee is responsible for sharing with the Company information that is necessary for the Company to administer the Contract in accordance with the terms of the Plan, Code and the Treasury Regulations, including information necessary for the Company to satisfy its withholding and information reporting obligations under the Code with respect to the Contract. Except to the extent otherwise agreed between the Company and the Contract Holder and/or its designee, the Company shall share with the Contract Holder and/or its designee information regarding the
Contract that the Contract Holder and/or its designee requests for purposes of ensuring adherence to the terms of the Plan.

The Contract and Individual Accounts are nontransferable and nonassignable except to us in the event of a loan (if allowed under the Contract) or in the event of a qualified domestic relations order as allowed under the
Retirement Equity Act of 1984 (REA).

You have a nonforfeitable right to the value of employer Contributions made to your Individual Accounts subject to any Plan vesting limits as determined by the Contract Holder. You have a nonforfeitable right to the value of employee Contributions made to your Individual Accounts as provided by Code Section 403(b) and subject to the terms of the Plan.

The Contract Holder must notify us in writing if the Plan is, or becomes, subject to the Employee Retirement
Income Security Act of 1974 (ERISA) and/or related law or regulations including REA. We will rely on the
Contract Holder's determination and representation of the applicability of such laws. If the Plan is subject to
ERISA, before we will make a distribution from an Individual Account, the Contract Holder must certify in writing that all applicable REA requirements have been met and that the distribution complies with the Plan.]

Claims of Creditors (see 1.15)

[Individual Accounts are not subject to the claim of any creditor of the Contract Holder, you or a beneficiary, except to the extent permitted by law.]

Maintenance Fee (see 1.16)

[The maintenance fee for you under the Contract is [$XX] as of the Effective Date of the Contract and is
subject to change. The fee will never exceed [$50] per year.

C-CDA-10	S I - 1

The maintenance fee may vary (increase, decrease, or be eliminated) based on the total assets held in all
Individual Accounts under the Contract. In determining total assets, we may aggregate Individual Accounts established under different Company Contracts. The aggregate amount is equal to the sum of assets in all
Individual Accounts under the Contract, plus the value of Individual Accounts under other Company Contracts of the same class issued to the Contract Holder. We may determine the amount of the maintenance fee based on total assets on an annual basis. The maintenance fee may also vary if the Company’s administrative costs associated with the Plan, or Plan administration costs that the Company agreed to pay, increase or decrease after the Contract has been issued. The maximum fee will not exceed that allowed under the Contract. We will determine the initial maintenance fee based on our estimate of the amount that will be allocated to the Contract during a period mutually agreed upon by the Contract Holder and us and based on our estimate of the Company’s administrative costs in connection with the Plan.]

Contribution Limits (see 2.01)

[Except in the case of a rollover Contribution (as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4),
403(b)(8), 403(b)(10), 408(d)(3), 457(e)(16)) and 402A(e)(1), or as a result of an intra-plan exchange or plan-
to-plan transfer described in under Control of Contract above, Contributions to the Contract must be made by the Contract Holder (or employer if different). The Contract Holder (or employer if different) may not make
Contributions after your death, except as permitted under Section 1.403(b)-4(d) of the Treasury Regulations.

Contributions may not exceed the applicable limits under Code Sections 415 and 402(g).

Code Section 415 contains the maximum annual contribution limit for you under a Code Section 403(b) plan and includes employer nonelective contributions (including matching contributions), Code Section 403(b)
elective deferrals, and after-tax contributions. Any amounts identified to be in excess of this limit that remain in the Contract shall be separately accounted for by the Company in accordance with Code Section 403(c).

Code Section 403(b) elective deferrals include employee pre-tax contributions and, to the extent permitted by the Plan and the Contract, any employee designated Roth contributions.

Elective deferral Contributions made to the Contract and any other plans, contracts or arrangements of the
Contract Holder on your behalf may not exceed the limits of Code Section 402(g). If the Company is notified that a Contribution to the Contract has exceeded the limits of Code Section 402(g) or any other applicable
Code section, the Company will, upon receipt of appropriate instruction, distribute such Contribution plus any earnings or interest and less any losses to you no later than April 15 of the year following the year of the excess Contribution or as otherwise permitted under the Code.]

Rollovers (see 2.06)

[To the extent allowed by the Plan, the Contract shall accept Contributions that are considered rollover eligible amounts in accordance with Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3),
457(e)(16) and 402A(e)(1).]

Separate Account (see 3.01)

Variable Annuity Account [C]

Daily Charges to the Separate Account (see 3.07)

Charges to the Separate Account are subject to change (see 1.18). The charges as of the Effective Date of the Contract are as follows:

Mortality and Expense Risk Charge: [X.XX%] (annual basis)
This charge will never exceed [1.50%] (annual basis).

Administrative Charge: [X.XX%] (annual basis)
This charge will never exceed [0.25%] (annual basis).

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Fixed Interest Options Available (see Section 4 and Section 5)
[Fixed Plus Account II
Guaranteed Accumulation Account (GAA)
None]

Fixed Plus Account II Minimum Guaranteed Interest Rate (see 4.01)
[(a) We will add interest daily to amounts held in the Fixed Plus Account II at a guaranteed annual rate of no less than [1% - 3%].
(b) For each calendar year, we will also set a one-year minimum guaranteed interest rate which will apply to all amounts held in the Fixed Plus Account II during that calendar year. This one-year minimum guaranteed interest rate will never be less than the annual rate described above. It will be established prior to each calendar year and will be made available to the Contract Holder or you, as applicable, in advance of the calendar year.
(c)The Company at its discretion, may credit interest during the calendar year at a rate greater than those rates established pursuant to paragraphs (a) and (b) above. We will make available to the Contract Holder or you, as applicable, the rate currently being credited to amounts held in the Fixed Plus Account II.]

Fixed Plus Account II Annual Transfer and Partial Withdrawal Limit (see 4.02 and 4.03)
[20%]
Waiver of Fixed Plus Account II Transfer Limit (see 4.02)
[$2,000]
Waiver of Fixed Plus Account II Partial Withdrawal Provision (see 4.03)
When you request a partial Withdrawal, the partial Withdrawal limit does not apply when the Withdrawal is:
[(a)	Due to a your death during the Accumulation Phase and is made within six months of the date of death
(this exception applies to only one partial Withdrawal);
(b)	Used to purchase Annuity payments on a life-contingent basis or payments for a stated period on a fixed-only basis.

(c)	Due to other conditions as we may allow without discrimination, including:
(1)	Due to a your separation from service, (provided, however, that such waiver shall not apply due to your severance from employment that would not otherwise qualify as a separation from service), and when:
(i) Separation from service is documented in a form acceptable to us;
(ii) The amount is paid directly to you or as a direct rollover to another Code Section 403(b),
401 or governmental 457(b) plan or an Individual Retirement Account or Individual
Retirement Annuity designated by you; and
(iii) The amount paid for all Withdrawals due to separation from service during the previous [12 months] does not exceed [20%] of the average value of all Individual Accounts under the
Contract during that period; or
(2)	Due to your financial hardship as defined in the Code, and when:
(i) If applicable, certified by the employer;
(ii) The amount is paid directly to you; and
(iii) The amount paid for all Withdrawals due to financial hardship during the previous [12 months] does not exceed [20%] of the average value of all Individual Accounts under the
Contract during that period.]
Waiver of Fixed Plus Account II Full Withdrawal Provision (see 4.05)
When you request a full Withdrawal, payment from the Fixed Plus Account II is not limited as described in
4.04 when the Withdrawal is made:

C-CDA-10	S I - 3

	[(a)	When the amount in the Fixed Plus Account II is [$2,000] or less (or, if applicable, as otherwise allowed by the Plan for a lump-sum cash-out without your consent) and during the previous [12 months] no amounts have been withdrawn, transferred, taken as a loan (if allowed under the
Contract), or used to purchase Annuity payments;

	(b)	Due to a your death before Annuity payments begin and paid within six months of your death;

	(c)	As provided in Section 6.09;

	(d)	To purchase Annuity payments on a life-contingent basis or payments for a stated period on a fixed-
only basis.

	(e)	Due to your separation from service (provided, however, that such waiver shall not apply due to your severance from employment that would not otherwise qualify as a separation from service), and when:

(1) Separation from service is documented in a form acceptable to us;

(2) The amount is paid directly to you or as a direct rollover to another Code Section 403(b), 401 or governmental 457(b) plan or an Individual Retirement Account or Individual Retirement Annuity
designated by you; and

(3) The amount paid for all Withdrawals due to separation from service during the previous [12 months] does not exceed [20%] of the average value of all Individual Accounts under the
Contract during that period; or

	(f)	Due to your financial hardship as defined in the Code, and when:

(1) If applicable, certified by the employer;

(2) The amount is paid directly to you; and

(3) The amount paid for all Withdrawals due to financial hardship during the previous [12 months]
does not exceed [20%] of the average value of all Individual Accounts under the Contract during that period.]

Guaranteed Accumulation Account (GAA) Market Value Adjustment (MVA) Formula (see 5.08)
The market value adjustment reflects any change in yields on U.S. Treasury Notes and representative corporate bond spreads from the time an amount is allocated to a GAA guaranteed term to the time of a Transfer or
Withdrawal prior to the Maturity Date.

The market value adjusted amount will be equal to the amount transferred or withdrawn multiplied by the following ratio:

(1 + a + i) x/365
(1 + b + j) x/365

Where:
a		is the average of the US Treasury Rate in effect on the first four [Fridays] of the month of premium deposit for the corresponding guaranteed term

b		is the US Treasury Rate in effect on the Surrender Date (based on the previous [Friday]) for a period equal to the remainder of the guaranteed term

i		is the average of the spread over Treasury on the [Barclays US Corporate Investment Grade
Index] in effect on the first four [Fridays] of the month of premium deposit for the corresponding guaranteed term

j		is the spread over Treasury on the [Barclays US Corporate Investment Grade Index] in effect on the Surrender Date (based on the previous [Friday]) for a period equal to the remainder of the guaranteed term

x		is the number of days remaining, (computed from [Wednesday] of the week of withdrawal) in the guaranteed term.

C-CDA-10		S I - 4

Withdrawal Restrictions Under the Code (see 6.03)

~~[~~(a)	In General. Distributions from the Contract shall be made only in accordance with the requirements of
Code Section 403(b), the Treasury Regulations, and the Plan. The Company has no responsibility to make any distribution (including distributions due to loans, Annuity payments, qualified domestic relations orders, hardship withdrawals and systematic distributions options) from the Contract until it has received instructions or information from the Contract Holder and/or its designee in a form acceptable to the Company and necessary for the Company to administer the Contract in accordance with Code Section 403(b) the Treasury Regulations, and the Plan.

(b)	Restricted Elective Deferrals. Restricted Elective Deferrals means elective deferral contributions made pursuant to a salary reduction agreement and the earnings on such contributions. However, if separately accounted for by the Company, Restricted Elective Deferrals do not include amounts held under a Section 403(b)(1) annuity contract as of December 31, 1988 provided such amounts were never transferred or exchanged into a Section 403(b)(7) custodial account. Unless otherwise indicated, Restricted Elective Deferrals include employee designated Roth contributions within the meaning of Code Section 402A(c)(1). Withdrawals and other distributions attributable to Restricted
Elective Deferrals shall not be paid from the Contract unless you have (1) reached age 59 1/2, (2) had a severance from employment, (3) died, (4) become disabled (within the meaning of Code Section
72(m)(7)), or (5) incurred a hardship (in which case such amounts shall be limited to actual salary deferral contributions, excluding earnings thereon).

(c)	Employer Annuity Amounts. Employer Annuity Amounts means amounts attributable to contributions made to an annuity contract under Code Section 403(b)(1) (including earnings thereon)
that are not elective deferrals. Employer Annuity Amounts do not include after-tax employee contributions or earnings thereon. Withdrawals and other distributions attributable to Employer Annuity
Amounts shall not be paid from the Contract earlier than your severance from employment or upon the prior occurrence of some event, such as after a fixed number of years, the attainment of a stated age, or disability, as provided in the Plan.

(d)	Employer Custodial Amounts. Employer Custodial Amounts means amounts attributable to contributions made to a custodial account under Code Section 403(b)(7) (including earnings thereon)
that are not elective deferrals, and which are contributed to the Contract pursuant to an intra-plan exchange or plan-to-plan transfer described under Control of Contract above. Withdrawals and other distributions attributable to Employer Custodial Amounts that are transferred or exchanged into the
Contract shall not be paid from the Contract unless you have (1) reached age 59 1/2, (2) had a severance from employment, (3) died, (4) become disabled (within the meaning of Code Section
72(m)(7)), or (5) incurred a hardship (in which case the portion of the Employer Custodial Amounts available for hardship shall be limited to the Employer Custodial Amount balance held as of December
31, 1988.)

(e)	Separate Accounting. If the Contract includes both Restricted Elective Deferrals and other
Contributions and the Restricted Elective Deferrals are not separately accounted for by the Company, distributions may not be made earlier than the later of (1) any date permitted under paragraph b, and
(2) any date permitted under paragraph c or paragraph d, whichever is applicable, with respect to
Contributions that are not Restricted Elective Deferrals.

(f)	Exchanges and Transfers. With respect to amounts exchanged or transferred to the Contract as described in the Control of Contract provision, the Contract imposes distribution restrictions that are not less stringent than those imposed under the contract being exchanged or under the transfer or plan, whichever is applicable, in accordance with Section 1.403(b)-10(b)(2) of the Treasury Regulations.

(g)	Exceptions

(1) Notwithstanding any other provision in the section, Withdrawals and other distributions are permitted to be paid from the Contract to the extent (a) allowed by applicable law, (b) described under Contribution Limits, (c) required by a qualified domestic relations order within the meaning of Section 414(p), or (d) the Withdrawal is a qualified reservist distribution described in Code
Section 72(t)(2)(G).

C-CDA-10	S I - 5

(2) If the Contract Holder informs the Company that the Plan has been terminated in accordance with
Section 1.403(b)-10(a) of the Treasury Regulations, the Company shall distribute the Contract or the accumulated benefits thereunder in accordance with the requirements of Code Section 403(b)
and the Treasury Regulations.

(3) The Withdrawal restrictions described in the section do not apply to amounts attributable to
Contributions that are eligible rollover distributions as described in Section 1.403(b)-10(d) of the
Treasury Regulations and that have been separately accounted for by the Company.

(h)	Withdrawals from Designated Roth Accounts – Exclusion from Income

A partial or full Withdrawal from a designated Roth account will be excluded from income if it is a qualified distribution which means:

(1) the Withdrawal occurs after the 5-taxable year period measured from the earlier of:

(i) the first taxable year in which you made a designated Roth Contribution to any designated
Roth account established on your behalf under the same applicable retirement plan as defined in Code Section 402A, or

(ii) if a rollover Contribution was made from a designated Roth account previously established for you under another applicable retirement plan, the first taxable year for which you made a designated Roth Contribution to such previously established account; and

(2) the Withdrawal occurs due to a death benefit distribution to a beneficiary, disability as defined by the Code, or after attainment of age 59 1/2.]

Withdrawal Charge (see 6.04)

[For each Withdrawal from an Individual Account, we may deduct a Withdrawal Charge. This charge is a percentage of the amount withdrawn. The Withdrawal Charge is as follows:

[Number of Years Since Individual
Account Established]	Withdrawal Charge

[Fewer than 5	5%
5 or more, but fewer than 7	4%
7 or more, but fewer than 9	3%
9 or more, but fewer than 10	2%
10 or more	0%]]

Waiver of Withdrawal Charge (see 6.05)

[The Withdrawal Charge does not apply when the Withdrawal is:

(a)	Used to purchase Annuity payments;

(b)	Used to purchase a single premium immediate Annuity or individual retirement Annuity issued by the
Company or one of its affiliates, provided that the right to cancel under the new Contract is not exercised. We will treat exercise of the right to cancel as a reinstatement and any subsequent
Withdrawal may then be subject to the Withdrawal Charge applicable on the date of the Withdrawal;

(c)	Under a systematic distribution option (see 6.08);

(d)	When we terminate an Individual Account as provided in 6.09;

(e)	When the Individual Account value is [$2,000] or less (or, if applicable, as otherwise allowed by the
Plans for lump-sum cash-out without your consent) and during the previous [12 months] no amounts have been withdrawn, transferred, taken as a loan (if allowed under the Contract), or used to purchase
Annuity payments;

(f)	Due to your death before Annuity payments begin;

C-CDA-10	S I - 6

(g)	In an amount equal to or less than [10%] of the Individual Account value when the Withdrawal is the first Withdrawal in a calendar year and you are at least age 59 1/2 and not older than age 70 1/2 (not available when a systematic distribution option is in effect). Any outstanding loans are not included in the Individual Account value when determining the [10%] amount. This waiver does not apply to full
Withdrawals or to a Withdrawal due to a loan default;

(h)	Made when you have separated from service when certified by the employer;

(i)	Due to financial hardship as defined in the Code;

(j)	Due to the transfer or exchange of the Individual Account value to another contract issued by the
Company for the Plan, subject to various conditions agreed to by the Company; provided that the right to cancel under the new Contract is not exercised. We will treat exercise of the right to cancel as a reinstatement and any subsequent Withdrawal may then be subject to the Withdrawal Charge applicable on the date of the Withdrawal; or

(k)	For a transfer or exchange to a Company Code Section 403(b)(7) custodial account, subject to the restrictions set forth in Code Section 403(b)(7)(A)(ii), and subject to various conditions agreed to by the Company.]

Required Distributions (see 6.07)

[Distributions from the Contract must be made in accordance with the required minimum distribution rules of
Code sections 403(b)(10) and 401(a)(9) and may be taken in the form of an Annuity option or other method permitted by the Contract and the Plan. Distributions from and benefits under the Contract also must satisfy the requirements relating to incidental benefits under Section 1.401-1(b)(1)(ii) of the Treasury Regulations.
All such rules are incorporated herein by reference.]

Loans (see 7.01)

[Loans are available under the Contract, subject to the terms of the Plan.]

Contract Beneficiary (see 8.02)

[The Contract Holder is the Contract beneficiary. You may designate a beneficiary under the Plan (Plan beneficiary).]

C-CDA-10	S I - 7

Contract Schedule II
Annuity Phase

Payment Period (see 9.02)
When the Contract Holder, you, or a Contract or Plan beneficiary, as applicable, elects an Annuity payment option under section 9.02 pursuant to which we guarantee Annuity payments for a fixed period of years, the period of years for which we will make guaranteed Annuity payments must be within the range of at least [five]
years and no more than [30] years.
Mortality Table (see 9.03)
Society of Actuaries’ Annuity 2000 Table
Maximum Number of Funds (see 9.05)
The maximum number of Funds is [four].
Fixed Annuity Minimum Guaranteed Interest Rate (see 9.06)
The guaranteed annual interest rate for a fixed annuity will never be less than [1%] (annual basis)
Number of Annual Transfers Among Funds (see 9.08)
Each calendar year, we allow [five] Transfers among Funds.
Daily Charges to the Separate Account (see 9.13)
Charges to the Separate Account will never be more than the following:
Mortality and Expense Risk Charge: [1.25%] (annual basis)
Administrative Charge: [0.25%] (annual basis)

C-CDA-10	S II - 1

Definitions

Accumulation Phase
The time between an Individual Account Effective Date and the date on which the entire Individual Account value is used to purchase Annuity payments, or otherwise distributed.
Annuitant
The person whose life expectancy determines the amount and/or duration of the payments under a life-contingent Annuity option.
Annuity
Payment of an income:
(a) For a stated period;
(b) For the life of one or two people; or
(c) Some combination of (a) and (b).

A fixed Annuity is one in which the payment amount does not vary. A variable Annuity is one in which the payment amount may vary based on the net investment results of the Funds.

Annuity Phase
The time during which we make Annuity payments.

Business Day
Each day our Home Office is open for business.

Code
The Internal Revenue Code of 1986, as it is amended from time to time.

Contract
The agreement between the Company and the Contract Holder.

Contract Holder
The entity, or person, named in the specifications section on the face page, to which the Contract is issued.

Contribution(s)
The payment(s) made to us during the Accumulation Phase. The Contribution(s) may be reduced by any applicable
Premium Tax due.

Effective Date
The date as of which we issue the Contract or establish an Individual Account.

Fixed Interest Options
Investment options that credit interest. The Fixed Interest Options, if any, available during the Accumulation Phase are shown on Contract Schedule I under Fixed Interest Options Available.

Fixed Plus Account II
A Fixed Interest Option. The Fixed Plus Account II is an obligation of our General Account. If the Fixed Plus Account II is
not selected as an Investment Option under the Contract as of the Contract Effective Date, the Fixed Plus Account II may
not be added after issue without the agreement of the Company.

Fund
A variable Investment Option available under the Contract. The Funds are open-end registered investment management companies (mutual funds) in which the Separate Account invests.

General Account
The account that holds our assets other than those held in the Separate Account or Nonunitized Separate Account.

Guaranteed Accumulation Account (GAA)
A Fixed Interest Option that may be available during the Accumulation Phase. Under this option, we guarantee specified rates of interest for specified periods of time. Amounts allocated to the Guaranteed Accumulation Account are held in the
Nonunitized Separate Account.

C-CDA-10	1

Good Order
Instructions that are complete and clear enough to allow us to act without exercising discretion.

Home Office
Our main office located at One Orange Way, Windsor, Connecticut 06095-4774.

Individual Account
An account, or accounts (including, if applicable, accounts for employer Contributions, employee pre-tax Contributions and employee designated Roth Contributions, if allowed under the Plan) established for you to maintain a record of transactions and the value of Contributions as invested.

ING Life Insurance and Annuity Company (ILIAC)
ING Life Insurance and Annuity Company ("we," and "our," and "us," and "the Company" refer to ILIAC).

Investment Options
The Funds and Fixed Interest Options available under the Contract.

Maturity Date
The last day of a GAA guaranteed term.

Nonunitized Separate Account
A separate account that holds assets allocated to the Guaranteed Accumulation Account.

Participant
The person who is covered under the retirement Plan or program for which the Contract is issued and who has an interest in the Contract (“you” and “your” refer to the Participant). The name of the Participant is shown in the specification section on the face page of this Certificate.

Plan
The retirement plan or program for which the Contract is issued.

Premium Tax
Any tax assessed by any governmental entity on Contributions or amounts used to purchase Annuity payments.

Separate Account
An account that buys and holds shares of the Funds through its subaccounts. The account name appears on Contract
Schedule I.

Transfer
The movement of funds between Investment Options offered under the Contract.

Valuation Date
The date and time at which accumulation unit values and Annuity unit values are calculated. Currently, this calculation is made after the close of business of the New York Stock Exchange on any normal business day, Monday through Friday, that the New York Stock Exchange is open.

Withdrawal
The movement of funds from the Fixed Plus Account II or any Investment Option offered under the Contract that is not a
Transfer, including the movement of funds to investment options offered by an investment provider other than the
Company or a company affiliated with the Company.

C-CDA-10	2

Section 1. General Contract Provisions

1.01	Entire Contract
The entire Contract consists of the Contract, any attachments and any endorsements incorporated.
The Plan, if applicable, is not part of the Contract and the Company is not bound by its terms.
1.02	Nonparticipating Contract
The Contract is nonparticipating. The Contract Holder, you or a Contract beneficiary has no right to share in our earnings.
1.03	Control of Contract
Control of the Contract is as shown on Contract Schedule I under Control of Contract.
1.04	Certificate
Any certificate summarizes Contract provisions; it is for information only and is not part of the Contract. We will provide certificates as required by state law in the state where the Contract is delivered and as allowed under the Plan.
1.05	Incontestability
We will not cancel the Contract because of any error of fact.
1.06	Grace Period
Except as provided in 6.09, the Contract and all Individual Accounts will remain in effect even if Contributions are not continued.
1.07	Change of Contract
Only a Company officer at the level of Vice President or higher, or an officer with written delegation of authority from a Vice President or higher officer, may change the terms of the Contract. No other Company officer, employee, agent or representative can change the Contract.
Except as noted below, the Contract may be changed at any time by written mutual agreement between the
Contract Holder and the Company. For changes we initiate requiring Contract Holder consent, we notify the
Contract Holder 60 calendar days in advance of the change and consider that the Contract Holder has agreed to the change unless we receive written notice that the Contract Holder does not agree to the change at least
30 calendar days before the date the change becomes effective.
If we propose a change requiring Contract Holder consent and the Contract Holder does not agree to the change, we have the right to not establish new Individual Accounts and to stop accepting Contributions to existing Individual Accounts.
We will not change, unilaterally or pursuant to mutual agreement, the provisions of section 4.01 (Fixed Plus
Account II Minimum Guaranteed Interest Rate) or the Fixed Plus Account II Minimum Guaranteed Interest
Rate provisions in Contract Schedule I.
We have the right to change the following without Contract Holder consent:
(a) Net Investment Factor (see 3.06)
We may change the net investment factor by notifying the Contract Holder in writing at least 30 calendar days before the change becomes effective. If we do this, (other than a change to the net investment factor in accordance with Section 1.18) the change will apply only to Individual Accounts established, and Contributions received, after the date the change becomes effective.
(b) Guaranteed Accumulation Account (GAA) market value adjustment (see 5.09)
We may change the GAA market value adjustment by notifying the Contract Holder in writing at least
90 calendar days before the change becomes effective. If we do this, the change will apply only to guaranteed terms offered in deposit periods after the date the change becomes effective.

C-CDA-10	3

(c) Systematic Distribution Options (see 6.08)
We may change systematic distribution options by notifying the Contract Holder in writing at least 30 calendar days before the change becomes effective. If we do this, the change will not apply to you or beneficiaries receiving payments under an option before the date the change becomes effective.

(d) Annuity Options (see 9.02) and the mortality table (see 9.03)
The company may change or eliminate Annuity options, the attached Annuity options tables and the mortality table we use to calculate payment rates for life-contingent Annuity payments. If we do this, the change will be effective no earlier than 12 months after the Effective Date of the Contract and no earlier than 12 months after the date on which any such prior change was effective. Any change will not apply to Individual Accounts under the Contract established before the effective date of the change, but will apply to new Individual Accounts covered on or after the date any change is effective.
Any change will not affect the amount or terms of any Annuity beginning before the change is effective.

In addition, we may change the Contract as required to comply with state and federal law without Contract
Holder consent by notifying the Contract Holder before the date the change becomes effective.

Any unilateral change, other than changes required to comply with state or federal law, will not apply to
Individual Accounts established before the date the change becomes effective, but will apply to Individual
Accounts established on or after the date the change becomes effective. If we make a unilateral change, the
Contract Holder or you, as applicable, are permitted to terminate participation in the Contract before the date the change becomes effective under the terms of the Contract in effect prior to the date the change becomes effective.

As required by law, we will make any change of Contract by endorsement, which may be subject to regulatory approval in the state where the Contract is delivered.

1.08	Payments

We make payments as directed by the Contract Holder or you, as applicable. Payment requests must be in writing or as we otherwise allow in our administrative practice. We determine the amount of any payment based on the Individual Account value as of the next Valuation Date following our receipt of a payment request in Good Order at our Home Office. Generally, we make payments within seven calendar days.

1.09	Deferral of Payment

By law, we have the right to defer payment of Withdrawals for up to six (6) months from the date we receive the request after making written request and receiving written approval of the Insurance Commissioner. The request shall address the necessity and equitability to all Contract Owners of the deferral.

1.10	Proof of Age

If a life-contingent Annuity option is elected, we may require proof of the age of an Annuitant.

1.11	Evidence of Survival

We may require proof that any Annuitant under a life-contingent Annuity option is living.

1.12	Misstatements and Adjustments

If we learn that the age of any Annuitant or second Annuitant is misstated, we will use the correct age to adjust payments. We reserve the right to obtain reimbursement, or to adjust future payments for any amount we overpaid. We will pay the amount of any underpayment.

1.13	Reports

Each calendar year we provide the Contract Holder or you, as applicable, with a report of the Individual
Account value. We also provide an annual report for the Separate Account.

C-CDA-10	4

1.14	State Laws

The Contract complies with the laws of the state in which it is delivered. Any cash, death or Annuity payments are equal to or greater than the minimum required. To determine legal reserve valuation, we use
Annuity tables as required by law; such tables may be different from those we use to determine Annuity payments.

1.15	Claims of Creditors

Individual Accounts are subject to the claims of creditors of the Contract Holder, you or a beneficiary as shown on Contract Schedule I under Claims of Creditors.

1.16	Maintenance Fee

We may deduct an annual maintenance fee during the Accumulation Phase.

The amount of the maintenance fee, if any, for the Contract will never be more than the amount shown on
Contract Schedule I under Maintenance Fee.

The fee, if any, is deducted proportionately from each Investment Option under the Contract in which an
Individual Account is invested at the time the fee is deducted.

1.17	Charges for Additional Services

We, or our authorized representatives, may provide administrative services to the Plan under a separate administrative services agreement with the Contract Holder. We may charge for the services described in the separate agreement, and the costs of such services may be periodically deducted directly from Individual
Accounts (see 2.05). The amount of such fees, and the frequency at which they may be paid from Individual
Accounts, will be specified in the separate agreement between us and the Contract Holder, and will be approved by the Contract Holder.

1.18	Charges Subject to Change

The charges to the Separate Account during the Accumulation Phase (see 3.07) may vary (increase, decrease, or be eliminated) based on the total assets held in all Individual Accounts under the Contract. In determining total assets, we may aggregate Individual Accounts established under different Company
Contracts. The aggregate amount is equal to the sum of assets in all Individual Accounts under the Contract, plus the value of Individual Accounts under other Company Contracts of the same class issued to the
Contract Holder. We may determine the amount of the charges to the Separate Account based on total assets on an annual basis. We will determine initial charges based on our estimate of the amount that will be allocated to the Contract during a period mutually agreed upon by the Contract Holder and us.

1.19	Deduction of Plan Fees

Upon written direction from a Contract Holder sponsoring a Plan, and upon confirmation from the Contract
Holder that such deduction is permitted under the terms of its Plan, the Company will deduct from your account values under the Contract Holder’s Plan the amounts specified by the Contract Holder to pay costs associated with the administration of the Plan in accordance with its terms, the Code and the Treasury
Regulations. The Company will deduct such amounts at the frequency specified by the Contract Holder, provided such frequency is agreed to by the Company. The Company will not retain any such amounts deducted but will pay them as directed by the Contract Holder.

If a Contract Holder does not direct such deductions, the Company may in its discretion elect to pay all or part of the administration expenses of the Contract Holder's Plan in accordance with Section 1.20 (Plan
Administration Subsidy).

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1.20	Plan Administration Subsidy
The Company and/or its affiliates may provide Plan administration services to the Contract Holder. Such services may be offered at no or reduced cost. Also, the Company may subsidize all or a portion of the
Contract Holder's Plan administration expenses by paying certain costs associated with the Contract Holder's
Plan administration personnel and/or certain costs associated with a third party administrator engaged by the
Contract Holder to administer the Plan in accordance with its terms, the Code and the Treasury Regulations.
The Company shall have no obligation to agree to Plan administration subsidy requests, and unless otherwise agreed to in advance by the Company and the Contract Holder, the Company may limit or terminate the subsidy with respect to a Contract Holder's Plan at the Company's sole discretion. Plan administration subsidies will be paid only to the extent requested by the Contract Holder and agreed to by the Company in writing. The Company will determine the availability of a Plan administration subsidy on a basis that is not unfairly discriminatory.
1.21	Recodification
In the event of any recodification of the Code Section references contained herein, the Contract shall be construed to refer to the original Code Sections as recodified.

Part I. Accumulation Phase
Section 2. Contributions and Individual Account Value

2.01	Contributions
We allocate Contributions in whole percentages among the available Investment Options under the Contract as directed by the Contract Holder or you, as applicable. Changes in future Contribution allocation may be made at any time without charge. The Contract Holder or you, as applicable, may also establish an Individual
Account with one lump sum Contribution.
We reserve the right to establish minimum Contribution amounts and to refuse to accept any Contribution.
Contributions to Individual Accounts may be limited as provided in the Code. The limits, if any, are shown on
Contract Schedule I under Contribution Limits.
2.02	Premium Tax
We pay any applicable Premium Tax when it is due. We will deduct the amount of any applicable Premium
Tax from the Individual Account value no earlier than when there is a tax liability. We reserve the right to deduct any Premium Tax due before a Contribution is allocated to an Individual Account.
2.03	Individual Account
We will establish an Individual Account for you.
If required, we will provide accounts that distinguish between your employer' Contributions, employee pre-tax
Contributions and your employee designated Roth Contributions.
2.04	Experience Credit
We may apply experience credits (investment, administrative, mortality or other) under the Contract and may apply such credits as:
(a) A reduction in the maintenance fee;
(b) A reduction in the mortality and expense risk charge to the Separate Account;
(c) A reduction in the administrative charge to the Separate Account; and
(d) An increase in a Fixed Interest Option interest rate.

C-CDA-10	6

We will apply experience credits at our sole discretion as we deem appropriate for the class of contracts to which the Contract is issued.
2.05	Individual Account Value
As of the most recent Valuation Date, the Individual Account value is equal to the total of all Contributions:
(a) Plus any interest added on the amount, if any, allocated to a Fixed Interest Option(s);
(b) Plus or minus the investment experience on the amount, if any, held in the Separate Account;
(c) Minus any applicable maintenance fees, any amounts withdrawn, or used to purchase Annuity payments, or any applicable Premium Tax; and
(d) Minus any applicable fees or charges deducted.
2.06	Rollovers
Rollovers of amounts from other retirement plans or arrangements are accepted as provided for on Contract
Schedule I under Rollovers.

Section 3. Separate Account
3.01	General
The Separate Account, established under Title 38a, Section 38a-433 of the Connecticut General Statutes,
buys and holds shares of the Funds available under the Contract. The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940.
We own the assets held in the Separate Account; we are not a trustee of those assets. Income, gains or losses, realized or unrealized, are credited to or charged against the Separate Account without regard to our other income, gains or losses. Separate Account assets, to the extent of reserves and other Contract liabilities, cannot be charged with liabilities arising out of any other business we conduct.
3.02	Funds Available
We reserve the right to limit the number of Funds in which an Individual Account may be invested, at one time or cumulatively, during the Accumulation Phase and/or Annuity Phase.
3.03	Change or Substitution of Funds
We reserve the right to stop offering any Fund or to add Funds. We may substitute shares of a Fund for shares of another Fund. We will provide the Contract Holder with reasonable advance notice of any elimination, addition or substitution of a Fund. If the Plan is subject to ERISA, we will seek Contract Holder consent in advance of any Fund substitution. Consent will be deemed given unless, following notice of substitution and within a prescribed time period, the Contract Holder notifies us in writing that it does not consent and provides us with alternative investment instructions for the shares that would otherwise be affected by the substitution.
3.04	Accumulation Units
Each Contribution allocated to one or more of the Funds is credited to an Individual Account as accumulation units. The number of accumulation units is calculated by dividing the amount of the Contribution allocated to the Fund by the accumulation unit value (see 3.05) as of the next Valuation Date following our receipt of the
Contribution in Good Order at our Home Office.
3.05	Accumulation Unit Value
The value of each accumulation unit for any Fund for each Valuation Date is computed by multiplying the net investment factor (see 3.06) by the accumulation unit value for the prior Valuation Date.
Accumulation unit values may increase or decrease from Valuation Date to Valuation Date.

C-CDA-10	7

3.06	Net Investment Factor
The net investment factor is used to compute the accumulation unit value for any Fund.
For each Valuation Date, for each Fund, the net investment factor is equal to 1.0000000, plus the net return rate.
The net return rate equals:
[a - b - c]
------------- - e
d
Where:
	a is	the value of the shares of the Fund held by the Separate Account on the current Valuation Date;
	b is	the value of the shares of the Fund held by the Separate Account on the prior Valuation Date;
	c is	taxes or provisions for taxes, if any, on the Separate Account (with any federal income tax liability offset by foreign tax credits to the extent allowed);
	d is	the total value of the accumulation units and Annuity units of the Separate Account on the prior
Valuation Date; and
	e is	Separate Account daily charges for mortality and expense risk and a daily administrative charge as shown on Contract Schedule I under Daily Charges to the Separate Account.

The net return rate may be greater or less than zero percent.
3.07	Charges to the Separate Account
During the Accumulation Phase, we may deduct a mortality and expense risk charge from the Individual
Account value invested in the Separate Account. In addition, we reserve the right to impose an administrative charge.
The charges to the Separate Account are shown on Contract Schedule I under Daily Charges to the Separate
Account and are deducted daily.
3.08	Fund Transfers
During the Accumulation Phase, any portion or all of the Individual Account value held in a Fund may be transferred to any other Fund or any available Fixed Interest Option. The Individual Account value will be based on the Fund's accumulation unit value next determined after we receive a Transfer request in Good
Order.
3.09	Withdrawals from the Separate Account
If the Contract Holder or you, as applicable, requests a partial or full Withdrawal (see 6.02) from the Funds, a
Withdrawal Charge may apply (see 6.04).

Section 4. Fixed Plus Account II
The following provisions apply if the Fixed Plus Account II is available as shown on Contract Schedule I under Fixed
Interest Options Available.
4.01	Fixed Plus Account II Minimum Guaranteed Interest Rate
We will credit interest to the Fixed Plus Account II at annual effective yields that are at least equal to the Fixed
Plus Account II Minimum Guaranteed Interest Rates shown on Contract Schedule I.
4.02	Transfers from the Fixed Plus Account II
During each rolling 12-month period, the percentage shown on Contract Schedule I under Fixed Plus Account II
Annual Transfer and Partial Withdrawal Limit may be transferred from the Fixed Plus Account II to another
Investment Option offered under the Contract.
C-CDA-10		8

The amount available for Transfer is based on the Individual Account value in the Fixed Plus Account II on the
Business Day we receive the Transfer request in Good Order at our Home Office, reduced by any amount withdrawn, transferred, taken as a loan (if allowed under the Contract), or used to purchase Annuity payments during the 12 months prior to the transfer request. In addition, we reserve the right to reduce the amount available for Transfer by amounts withdrawn under a systematic distribution option and the right to establish a minimum transfer amount.

Twenty percent of the amount in the Fixed Plus Account II may be transferred in each of four consecutive 12 months and the balance transferred in the fifth year subject to the following conditions:

(a) During the five-year period, no additional amounts are allocated to or transferred from the Fixed Plus
Account II;

(b) We will include any amount transferred, taken as a loan (if allowed under the Contract) or used to purchase Annuity payments during the prior 12-month period when calculating the amount which equals
20%; and

(c) We reserve the right to include amounts paid under a systematic distribution option when calculating the amount which equals 20%.

The Transfer limit referenced above does not apply when:

The amount in the Fixed Plus Account II is less than or equal to the amount shown on Contract Schedule I under Waiver of Fixed Plus Account II Transfer Limit.

The Contract Holder or you, as applicable, may request a Transfer by properly completing a Transfer request form and forwarding it to our Home Office, or by otherwise complying with our administrative procedures.

4.03	Partial Withdrawals from the Fixed Plus Account II

During each rolling 12-month period, the percentage shown on Contract Schedule I under Fixed Plus Account
II Annual Transfer and Partial Withdrawal Limit may be withdrawn by you from the Fixed Plus Account II.

The amount available for Withdrawal is based on the Individual Account value in the Fixed Plus Account II on the Business Day we receive the Withdrawal request in Good Order at our Home Office, reduced by any amount withdrawn, transferred, taken as a loan (if allowed under the Contract), or used to purchase Annuity payments during the 12 months prior to the request. We also reserve the right to reduce the amount available by deducting any amount withdrawn under an SDO (see 6.08).

The partial Withdrawal limit previously referenced does not apply when the Withdrawal is as noted on
Contract Schedule I under Waiver of Fixed Plus Account II Partial Withdrawal Provision.

4.04	Full Withdrawal of the Total Amount in the Fixed Plus Account II

The Contract Holder or you, as applicable, may make a full Withdrawal from the Fixed Plus Account II as follows:

(a) The Contract Holder may withdraw the sum of the value of all Individual Accounts under the Contract provided the Contract Holder controls the Contract (see Contract Schedule I under Control of Contract);
and

(b) You or the Contract Holder, as applicable, may withdraw the entire value of the Individual Account(s)
established for you under the terms of this provision.

Once we receive a full Withdrawal request in Good Order at our Home Office, no additional Transfers, partial
Withdrawals, or loans (if allowed under the Contract) are allowed.

For a full Withdrawal to the Contract Holder or to you, we will pay the applicable amount, with interest determined in a manner consistent with 4.01, in five payments as follows, unless, for Withdrawals requested by you, the waiver described in 4.05 applies:

(1) One-fifth of the following amount: The Individual Account value, or the value of the sum of all Individual
Accounts, as applicable, in the Fixed Plus Account II as of the Business Day we receive the Withdrawal request in Good Order at our Home Office reduced by the amount, if any, transferred, taken as a loan
(if allowed under the Contract) or withdrawn either by the Contract Holder or you, or used to purchase
Annuity payments during the prior 12 months. We also reserve the right to reduce the

C-CDA-10	9

amount available by deducting any amount withdrawn under an SDO (see 6.08); then

(2) One-fourth of the remaining amount 12 months later reduced by the amount, if any, transferred, taken as a loan (if allowed under the Contract) or withdrawn either by the Contract Holder or you, or used to purchase Annuity payments during the prior 12 months; then

(3) One-third of the remaining amount 12 months later reduced by the amount, if any, transferred, taken as a loan (if allowed under the Contract) or withdrawn either by the Contract Holder or you, or used to purchase Annuity payments during the prior 12 months; then

(4) One-half of the remaining amount 12 months later reduced by the amount, if any, transferred, taken as a loan (if allowed under the Contract)~~,~~ or withdrawn either by the Contract Holder or you, or used to purchase Annuity payments during the prior 12 months; then

(5) The balance of the Individual Account value, or the balance of the value of the sum of all Individual
Accounts, as applicable in the Fixed Plus Account II, 12 months later.

No Withdrawal Charge applies to amounts withdrawn from the Fixed Plus Account II.

The Contract Holder or you, as applicable, may cancel a full Withdrawal request from the Fixed Plus Account II at any time.

4.05	Waiver of Fixed Plus Account II Full Withdrawal Provision

When you request a full Withdrawal, payment from the Fixed Plus Account II is not limited as described in 4.04 when the Withdrawal is as noted on Contract Schedule I under Waiver of Fixed Plus Account II Full Withdrawal
Provision.

Section 5. Guaranteed Accumulation Account (GAA)

The following provisions apply if the Guaranteed Accumulation Account is available as shown on Contract Schedule I under
Fixed Interest Options Available.

5.01	Nonunitized Separate Account

The Nonunitized Separate Account is established under Title 38a, Section 38a-433 of the Connecticut General
Statutes. There are no discrete units for this account. We own the assets held in the Nonunitized Separate
Account; we are not a trustee of those assets. The Contract Holder or you do not participate in the investment gain or loss from assets held in the Nonunitized Separate Account. We assume any such gain or loss. Income, gains or losses, realized or unrealized, are credited to or charged against the Nonunitized Separate Account without regard to our other income, gains or losses. Nonunitized Separate Account assets, to the extent of reserves and other Contract liabilities, cannot be charged with liabilities arising out of any other business we conduct.
5.02	GAA Minimum Guaranteed Interest Rate

We will declare all interest rate(s) applicable to a specific term prior to the start of the deposit period. The rate(s)
are guaranteed by us for that deposit period and the ensuing term and are not based on the actual investment experience of the underlying assets in GAA. The guaranteed rates are annual effective yields. The interest is credited at a rate that will produce the guaranteed annual effective yield over the period of a year. The rate credited will never be less than 0.25%.

For guaranteed terms of one year or less, one guaranteed rate is credited for the full guaranteed term. For longer guaranteed terms, we may credit an initial guaranteed interest rate from the date of deposit to the end of a specified period within the guaranteed term. We may credit different interest rates for subsequent specified periods throughout the guaranteed term.

5.03	Deposit Period

A deposit period is the period of time we determine during which we accept allocations (Contributions, Transfers, or reinvestments) to one or more guaranteed terms. We reserve the right to extend the deposit period.

C-CDA-10	10

5.04	Guaranteed Term

A guaranteed term is the period of time for which we guarantee the declared interest rate for allocations
(Contributions, Transfers, or reinvestments) to GAA guaranteed terms. We may offer guaranteed terms ranging in duration from one to ten years. During each deposit period, we may offer more than one guaranteed term of varying lengths. The guaranteed term begins the day after the deposit period ends. The
Contract Holder or you, as applicable, may allocate Contributions or Transfers to any or all guaranteed terms available in the current deposit period.

5.05	Guaranteed Term Groups

A guaranteed term group is comprised of all GAA guaranteed terms of the same duration.

5.06	Maturity Date, Maturity Value and Reinvestment

The Maturity Date is the last day of a guaranteed term. The maturity value is the amount we pay at the end of a guaranteed term. At least 18 calendar days before any guaranteed term Maturity Date, we notify the
Contract Holder or you, as applicable, of the projected maturity value and the guaranteed terms (and the guaranteed interest rates for each) available during the then-current deposit period. The Contract Holder, or you, as applicable, may then tell us how to allocate the maturity value.

If the Contract Holder or you, as applicable, does not tell us how to reinvest the maturity value, we reinvest it in a guaranteed term of the same duration if one is available. If no guaranteed term of the same duration is available, we reinvest the maturity value in the guaranteed term with the next shortest duration. If no shorter guaranteed term is available, we reinvest the maturity value in the next longest term. We mail a confirmation of reinvestment. The confirmation includes the guaranteed term in which we have reinvested the maturity value and the guaranteed interest rate for that term.

If we have reinvested the maturity value, during the month following the Maturity Date, the Contract Holder or you, as applicable, may Transfer or Withdraw the reinvested amount, with interest earned (as of the date we receive the request) without incurring a market value adjustment (see 5.08).

5.07	Transfers and Withdrawals from the GAA

Except as noted below, the Contract Holder or you, as applicable, may Transfer any portion or all of the amount held in the GAA. Transfers or Withdrawals before the Maturity Date may be subject to a market value adjustment (see 5.08). Amounts invested in a guaranteed term may not be transferred during the deposit period or for a period of 90 calendar days after the close of the deposit period.

Unless directed otherwise, when the Contract Holder or you, as applicable, requests a Transfer or Withdrawal from the GAA, we withdraw amounts proportionately from each guaranteed term in which the Individual
Account is invested. Within a guaranteed term group, we withdraw first from the oldest deposit period and then from the next oldest and so on until the amount requested is withdrawn.

5.08	Application of the Market Value Adjustment

Transfers or Withdrawals from the GAA before the Maturity Date are subject to a market value adjustment, except for:

(a) A one-month period following the Maturity Date on which we have automatically reinvested the value on the Maturity Date;

(b) Distributions under certain systematic distribution options; and

(c) When the Withdrawal is equal to the minimum distribution amount required under the Code, using a method permitted by the Code and which we offer.

For Withdrawals and Transfers from the GAA made (1) within six months of your death; or (2) to purchase
Annuity payments under a life-contingent Annuity option, the amount withdrawn from the GAA is the greater of:

(a) The aggregate market value adjustment amount which is the sum of all market value adjusted amounts calculated due to a Withdrawal before the Maturity Date (which may be positive or negative);
or

C-CDA-10	11

(b) The amount in the GAA.

For Withdrawals made after the six month period following death, the Withdrawal or Transfer amount is the aggregate MVA amount.

A MVA applies to amounts withdrawn to purchase Annuity payment under a period certain Annuity option.

We may change the GAA market value adjustment by notifying the Contract Holder in writing at least 90 calendar days before the change becomes effective. Any such change will apply only to guaranteed terms offered in deposit periods after the date the change becomes effective and will apply to existing and new Individual
Accounts.

5.09	GAA Market Value Adjustment (MVA)

The market value adjustment is calculated using the GAA Market Value Adjustment (MVA) formula on Contract
Schedule I.

Section 6. Transfers, Withdrawals and Distributions

6.01	Transfers

During the Accumulation Phase, the Contract Holder or you, as applicable, may Transfer all or any portion of the Individual Account value among the available Investment Options under the Contract. The Individual
Account value on any amount transferred from a Fund will be based on the Fund's accumulation unit value next determined after we receive the Transfer request in Good Order at our Home Office.

The Contract Holder or you, as applicable, may request a Transfer by properly completing a Transfer request form and sending it to our Home Office, or by otherwise complying with our administrative procedures. We reserve the right to establish a minimum Transfer amount.

6.02	Withdrawals

As allowed by the Plan and any restrictions, limitations, or changes provided under the Contract, if applicable, and subject to provisions of the Code (see 6.03), during the Accumulation Phase, the Contract Holder or you, as applicable, may withdraw any portion or all of the Individual Account value. For Code Section 403(b) Plans,
401 and governmental 457 Plans, you or if you are deceased your surviving spousal beneficiary (or your spouse or former spouse who is an alternate payee under a domestic relations order, as defined in Section
414(p) of the Code) who is entitled to an eligible rollover distribution may elect to have any portion of an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Plan paid directly to an eligible retirement plan (as defined in Section 402(c)(8)(B) of the Code) or paid directly to a Roth individual retirement annuity or a Roth individual retirement account as a qualified rollover contribution (as defined in
Section 408A(e) of the Code), as specified by you, your beneficiary or spouse in a direct rollover. A beneficiary who at the time of your death was neither your spouse nor your spouse or former spouse who is an alternate payee under a qualified domestic relations order may elect to have any portion of an eligible rollover distribution directly rolled over only to an individual retirement account or individual retirement annuity
(IRA) that has been established on behalf of the beneficiary as an inherited IRA (within the meaning of
Section 408(d)(3)(C) of the Code), to the extent permitted under the Plan.

The Individual Account value of any amount withdrawn from a Fund will be based on the Fund's accumulation unit value next determined after we receive the Transfer request in Good Order.

The Contract Holder or you, as applicable, may request a Withdrawal by properly completing a Withdrawal request form and forwarding it to our Home Office, or by otherwise complying with our administrative procedures. Unless the Contract Holder or you, as applicable, requests otherwise, the Withdrawal will be made proportionately from the Investment Options under the Contract in which the Individual Account is invested.

A Withdrawal Charge may apply to amounts withdrawn (see 6.04). In addition, a market value adjustment may apply to amounts withdrawn from the GAA (see 5.08 and 5.09) and limitations may apply to Withdrawals from the Fixed Plus Account II (see 4.04).

C-CDA-10	12

6.03	Withdrawal Restrictions Under the Code

The Code may impose restrictions on the amount and timing of Withdrawals. The restrictions applicable to the Contract are shown on Contract Schedule I under Withdrawal Restrictions Under the Code. Withdrawals that do not comply with the Code may be subject to tax penalties.

6.04	Withdrawal Charge

During the Accumulation Phase, we may deduct a Withdrawal Charge from the Individual Account value withdrawn. The charge, if any, is a percentage of the amount withdrawn from the Funds and/or Fixed Interest
Options (except, if applicable, the Fixed Plus Account II).

The Withdrawal Charge, if any, is shown on Contract Schedule I under Withdrawal Charge.

6.05	Waiver of Withdrawal Charge

The Withdrawal Charge (see 6.04) does not apply in any of the circumstances shown on Contract Schedule I under Waiver of Withdrawal Charge.

In addition, we reserve the right to reduce, waive or eliminate the Withdrawal Charge.

6.06	Reinstatement

Within 30 calendar days after a Withdrawal, the Contract Holder or you, as applicable may elect to reinstate all or a portion of the proceeds of a full Withdrawal if allowed by applicable law. We must receive the reinstated amount within 60 calendar days of the Withdrawal.

Any maintenance fee and Withdrawal Charge imposed at the time of the Withdrawal is included in the reinstatement. If only a portion of the amount withdrawn is reinstated, the amount of any maintenance fee and Withdrawal Charge deducted will be restored proportionally. Any maintenance fee which falls due after the Withdrawal and before reinstatement is deducted from the amount reinstated.

The amount of any market value adjustment deducted from any amount withdrawn from GAA is not included in the amount reinstated. Any amount reinstated to the GAA will be credited to guaranteed terms available in the current deposit period and will be reinvested in a guaranteed term of the same duration if one is available.
If no guaranteed term of the same duration is available, we reinvest the maturity value in the guaranteed term with the next shortest duration. If no shorter guaranteed term is available, we reinvest the maturity value in the next longest term.

Amounts are reinstated among the Investment Options under the Contract in the same proportion as they were held at the time of Withdrawal.

The number of accumulation units reinstated to any Fund is based on the accumulation unit values next computed after we receive the reinstatement request in Good Order at our Home Office.

Reinstatement is permitted only once.

6.07	Required Distributions

While an Individual Account remains in the Accumulation Phase, the Code may require distribution of all or a portion of the Individual Account value. The Contract Holder, you or Contract beneficiary, as applicable, must tell us when to begin distributions. We have no responsibility for adverse tax consequences as the result of the Contract Holder, you or Contract beneficiary, as applicable, not complying with minimum distribution requirements.

The distribution requirements, if any, are shown on Contract Schedule I under Required Distributions.

Generally, to meet distribution requirements, the Contract Holder, you or Contract beneficiary, as applicable, may request partial Withdrawals, a systematic distribution option (see 6.08) or an Annuity option.

6.08	Systematic Distribution Options (SDOs)

During the Accumulation Phase, we may offer one or more distribution options under which we make regularly scheduled automatic partial distributions of the Individual Account value. To request an SDO, the
Contract Holder, you or Contract beneficiary, as applicable, must complete an SDO election form and forward it to our Home Office.

C-CDA-10	13

Each option is available without discrimination to any class of contracts. The availability of any specific option may be subject to terms and conditions applicable to that option. We may discontinue the availability of an
SDO option for future election. Payments will, however, continue to Participants who elected the option before the date it is no longer available.

6.09	Individual Account Termination

If Contributions have not been made for a period of two full years and the guaranteed monthly benefit under the
Annuity options would be less than $20 per month, then we may terminate an Individual Account by payment of the Individual Account value. Before we do this, we notify the Contract Holder or you, as applicable, 90 calendar days in advance.

Section 7. Loans

7.01	Loan Availability
Contract Schedule I indicates whether loans are available under the Contract. If available, a loan endorsement is included as part of the Contract.

Section 8. Death Benefit During the Accumulation Phase

8.01	Death Benefit
If you die during the Accumulation Phase, we pay a death benefit. The amount of the death benefit is the
Individual Account value as of the next Valuation Date following our receipt of acceptable proof of death at our
Home Office (see 5.08 for amounts in the GAA).

8.02	Contract Beneficiary
The Contract beneficiary is shown on Contract Schedule I under Contract beneficiary. Generally, you may name a beneficiary under the Plan (the Plan beneficiary). If allowed by the Plan, when designating the beneficiary, the Contract Holder or you, as applicable, may specify, the form of payment as permitted by the
Code. The Contract beneficiary and the form of payment, if applicable, may be designated or changed in writing or as we may otherwise allow in our administrative procedures.

8.03	Distribution of Death Benefit
Generally, if the Plan beneficiary is your surviving spouse, distribution of the death benefit must begin no later than the year you would have attained age 70 1/2 or any other date allowed under federal law or regulations.
If the Plan beneficiary is not your surviving spouse, generally, the death benefit must be used to purchase
Annuity payments within one year of the year of your death or otherwise paid within five years of the year of your death.
Annuity payments to a Plan beneficiary may not extend beyond the period specified in the Code.

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Part II. Annuity Phase

Section 9. General Provisions

9.01	Election

The Contract Holder, you, or Contract or Plan beneficiary, as applicable, may elect an Annuity option by properly completing an election form and forwarding it to our Home Office no later than 30 calendar days before the desired first Annuity payment date. All Annuity option elections must comply with any Plan requirements and regulatory requirements including the Code minimum distribution requirements.

All or any portion of the Individual Account value (after the deduction of any applicable Premium Tax) may be used to purchase Annuity payments (for amounts from the GAA, see 5.08).

The Contract Holder, a you, or Contract or Plan beneficiary, as applicable, must also select the Investment
Options under the Contract (see 9.05).

Once payments begin, an Annuity option may not be revoked, nor may any amount be withdrawn except as noted below.

9.02	Annuity Options

The Contract Holder, you, or Contract or Plan beneficiary, as applicable, must elect one of the following
Annuity options. The attached Annuity purchase rate tables provide our current guaranteed Annuity purchase rates with respect to each option.

Option 1: Payments for a Stated Period
This option provides payments for a stated period. The number of years in the stated period must fall within the range shown on Contract Schedule II under Payment Period.

If payments for this option are under a Variable Annuity, the present value of any remaining payments may be withdrawn at any time. If a Withdrawal is requested within five years of the first payment, the lump-sum payment is treated as a Withdrawal during the Accumulation Phase and any applicable Withdrawal Charge applies (see 6.04).

If the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the Annuity option is chosen (if permitted by the Code).

Option 2: Life Income for One Annuitant
This option provides payments for the life of the Annuitant. If this option is elected, the Contract Holder, you, or Contract or Plan beneficiary, as applicable, must also choose one of the following:

(a) Payments cease at the death of the Annuitant; or

(b) Payments are guaranteed for a period within the range shown on Contract Schedule II under Payment
Period.

If the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the Annuity option is chosen (if permitted by the Code).

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Option 3: Life Income for Two Annuitants
This option provides payments for the lives of the Annuitant and a second Annuitant. Payments continue until both Annuitants have died. If this option is elected, the Contract Holder, you, or Contract or Plan beneficiary as applicable, must also choose one of the following:
(a) 100% of the payment amount to continue after the first death; or
(b) 66 2/3% of the payment amount to continue after the first death; or
(c) 50% of the payment amount to continue after the first death; or
(d) 100% of the payment amount to continue after the first death with payments guaranteed to the beneficiary after the second death for a period within the range shown on Contract Schedule II under
Payment Period; or
(e) 100% of the payment amount to continue at the death of the specified second Annuitant and 50% of the payment amount to continue at the death of the specified Annuitant.

Under (a) or (d), if the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the Annuity option is chosen (if permitted by the Code).
Other Options
As allowed under applicable state law, we reserve the right to make other options available.
9.03	Mortality Table
The mortality table for the Contract is shown on Contract Schedule II under Mortality Table.
9.04	Payments
The first payment amount must be at least $100 per month or $500 per year. We reserve the right to increase the minimum first payment amount, if allowed by state law, based on increases reflected in the Consumer
Price Index-Urban (CPI-U) since January 1, 2009.
To calculate the first payment of a variable Annuity or the guaranteed payments for a fixed Annuity, we will use the Annuitant's adjusted age and, if applicable, the second Annuitant's adjusted age. The Annuitant's adjusted age and, if applicable, the second Annuitant's adjusted age is the person's age as of the birthday closest to the day Annuity payments begin, reduced as follows:
(a) Reduced by one year for payments beginning before January 1, 2014;
(b) Reduced by two years for payments beginning during the period from January 1, 2014 through
December 31, 2023;
(c) Starting on January 1, 2024, reduced by one additional year for payments beginning in each succeeding ten year period.
If a fixed Annuity is elected, we will use the applicable current settlement option rates if they will provide higher fixed Annuity payments.
9.05	Investment Options
When an Annuity option is elected, the Contract Holder, you, or Contract or Plan beneficiary, as applicable, must elect:
(a) A fixed Annuity for which the underlying investment is our General Account;
(b) A variable Annuity for which the underlying investment is one or more of the available Funds; or
(c) A combination of (a) and (b).

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For a variable Annuity, the maximum number of Funds available during the Annuity Phase is shown on
Contract Schedule II under Maximum Number of Funds. The Funds available during the Annuity Phase might not be the same as those available during the Accumulation Phase.

9.06	Fixed Annuity Minimum Guaranteed Interest Rate

For a fixed Annuity, the interest rate will never be less than the minimum guaranteed rate shown on Contract
Schedule II under Fixed Annuity Minimum Guaranteed Interest Rate.

9.07	Variable Annuity Assumed Annual Net Return Rate Election

If a variable Annuity is elected, the initial Annuity payment for the option elected will reflect the assumed annual net return rate of 3.5%. If subsequent Annuity payments are to remain level, the Separate Account must earn this rate, plus enough to cover the mortality and expense risk charge shown on Contract Schedule
II under Daily Charges to the Separate Account plus any applicable administrative charge.

9.08	Variable Annuity Transfers

If a variable Annuity is elected, the Contract Holder, you, or Contract or Plan beneficiary, as applicable, may request that we Transfer all or a portion of the amount allocated to a Fund to any other available Fund.
Transfer requests must be expressed as a percentage of the allocation among the Funds on which the variable payment is based. The number of Transfers allowed each calendar year is shown on Contract
Schedule II under Number of Annual Transfers Among Funds. We reserve the right to allow additional
Transfers. Transfers are effective as of the next Valuation Date following our receipt of a Transfer request in
Good Order at our Home Office.

9.09	Fund Annuity Units

The number of Fund Annuity units is based on the amount of the first variable Annuity payment which is equal to:

(a) The portion of the Individual Account value (minus any applicable Premium Tax) used to purchase a variable Annuity; divided by

(b) One thousand; multiplied by

(c) The payment rate for the option chosen.

Such amount, or portion of the variable payment, will be divided by the appropriate Fund's, or Funds', Annuity unit value (see 9.10) on the tenth Valuation Date before the due date of the first payment to determine the number of Fund Annuity units. The number of each Fund's Annuity units remains fixed unless changed by a subsequent Fund Transfer or if the Annuity option provides for a change in units (i.e., under life income for two annuitants option after the first death). Each future payment is equal to the sum of the products of each
Fund's Annuity unit value multiplied by the appropriate number of units. The Fund Annuity unit value on the tenth Valuation Date before the payment due date is used.

9.10	Fund Annuity Unit Value

For any Valuation Date, a Fund's Annuity unit value is equal to:

(a) The Annuity unit value for the prior Valuation Date; multiplied by

(b) The Annuity net return factor (see 9.11) for the current Valuation Date; multiplied by

(c) The factor for an assumed annual net return rate of 3.5% which is 0.9999058.

The dollar value of a Fund Annuity unit and the amount of a variable Annuity payment may increase or decrease due to investment gain or loss. We will not change the payment amount due to changes in mortality, expense results, or the administrative charge.

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9.11		Fund Annuity Net Return Factor

The Annuity net return factor is used to compute all variable Annuity payments for any Fund.

The net return factor(s) for each Fund is equal to 1.0000000 plus the net return rate.

The net return rate equals:

[a - b - c]
------------- - e
d

Where:

	a is	the value of the shares of the Fund held by the Separate Account on the current Valuation Date;
	b is	the value of the shares of the Fund held by the Separate Account on the prior Valuation Date;
	c is	taxes or provisions for taxes, if any, on the Separate Account (with any federal income tax liability offset by foreign tax credits to the extent allowed);
	d is	the total value of the accumulation units and Annuity units of the Separate Account on the prior
Valuation Date;
	e is	Separate Account daily charges for mortality and expense risk and a daily administrative charge as shown on Contract Schedule II under Daily Charges to the Separate Account.

A net return rate may be more or less than 0%. The value of a share of a Fund is equal to the net assets of the Fund divided by the number of shares outstanding.

9.12		Death Benefit During the Annuity Phase

The Contract Holder or you, as applicable, must name a beneficiary for the Annuity Phase. Unless not allowed by the Plan, or restricted by the Contract Holder, or you, as applicable, the beneficiary may name a beneficiary.

If an Annuitant(s) dies, any remaining guaranteed payments continue to the beneficiary. Payments are made at least as rapidly as provided by the option in effect at the death of the Annuitant. Annuity payments to a beneficiary may not extend beyond (1) the life of the beneficiary, or (2) any period certain greater than the beneficiary's life expectancy as determined by the Code.

The beneficiary may also elect a lump-sum payment equal to the present value of any remaining payments.

The interest rate used to determine the first Annuity payment is used to calculate the present value. The present value is determined as of the next Valuation Date following our receipt of acceptable proof of death and a written claim for the death benefit.

Unless not allowed by the Plan or restricted by the Contract Holder, or you, as applicable, if the beneficiary dies while receiving payments, the present value of any remaining guaranteed payments is paid in a lump-
sum to the beneficiary's beneficiary or to the beneficiary's estate.

9.13		Charges to the Separate Account

During the Annuity Phase, we may deduct a mortality and expense risk charge from the Individual Account value invested in the Separate Account. In addition, we reserve the right to impose an administrative charge.

The maximum charges to the Separate Account are shown on Contract Schedule II under Daily Charges to the Separate Account. If applicable, the charges are deducted daily.

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OPTION 1: Payments for a Stated Period

		Monthly Amount for Each $1,000*
	Rates for a Fixed Annuity with a 1% Guaranteed Interest Rate
	Years	Payment	Years	Payment
	5	$17.08	20	$4.59
	10	8.75	25	3.76
	15	5.98	30	3.21

		First Monthly Amount for Each $1,000*
	Rates for a Variable Annuity with a 3.5% Assumed Interest Rate (AIR)
	Years	Payment	Years	Payment
	5	$18.12	20	$5.75
	10	9.83	25	4.96
	15	7.10	30	4.45

		* Net of any applicable Premium Tax deduction

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Option 2: Life Income for One Annuitant**

Monthly Payment Amount for Each $1,000*
Rates for a Fixed Annuity Payment with 1% Guaranteed Interest Rate
	Option 2(a):	Option 2(b):	Option 2(b):	Option 2(b):	Option 2(b):
Adjusted	payments for	payments	payments	payments	payments
Age of	life	guaranteed	guaranteed	guaranteed	guaranteed
Annuitant		5 years	10 years	15 years	20 years
55	$3.20	$3.19	$3.18	$3.14	$3.08
60	3.67	3.66	3.62	3.55	3.43
65	4.30	4.27	4.19	4.04	3.80
66	4.45	4.42	4.33	4.15	3.87
70	5.17	5.12	4.93	4.60	4.14
75	6.41	6.27	5.83	5.15	4.40

First Monthly Payment Amount for each $1,000*
Rates for a Variable Annuity Payment with 3.5% Assumed Interest Rate

	Option 2(a):	Option 2(b):	Option 2(b):	Option 2(b):	Option 2(b):
Adjusted	payments for	payments	payments	payments	payments
Age of	life	guaranteed	guaranteed	guaranteed	guaranteed
Annuitant		5 years	10 years	15 years	20 years
55	4.57	4.56	4.53	4.47	4.40
60	5.03	5.01	4.96	4.86	4.71
65	5.67	5.63	5.52	5.32	5.04
66	5.82	5.78	5.65	5.42	5.11
70	6.56	6.48	6.23	5.84	5.35
75	7.83	7.64	7.10	6.35	5.58

* Net of any applicable Premium Tax deduction

**Rates are based on mortality from Annuity 2000 Table. The rates do not differ by sex.
Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

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Option 3: Life Income for Two Annuitants**

First Monthly Payment Amount for Each $1,000*
Rates for a Fixed Annuity Payment with 1.0% Guaranteed Interest Rate

Adjusted Ages					Payments
					guaranteed
Primary	Secondary				10 years
Annuitant	Annuitant	Option 3(a)	Option 3(b)	Option 3(c)	Option 3(d)	Option 3(e)
55	50	$2.57	$2.85	$3.01	$2.57	$2.85
55	60	2.87	3.21	3.42	2.86	3.02

65	60	3.25	3.69	3.96	3.25	3.70
65	70	3.76	4.34	4.69	3.75	4.01

75	70	4.46	5.23	5.73	4.43	5.26
75	80	5.45	6.50	7.20	5.31	5.90

First Monthly Payment Amount for Each $1,000*
Rates for a Variable Annuity Payment with 3.5% Assumed Interest Rate

Adjusted Ages					payments
					guaranteed
Primary	Secondary				10 years
Annuitant	Annuitant	Option 3(a)	Option 3(b)	Option 3(c)	Option 3(d)	Option 3(e)
55	50	$3.91	$4.22	$4.39	$3.91	$4.21
55	60	$4.18	$4.57	$4.79	$4.18	$4.37

65	60	$4.55	$5.04	$5.33	$4.54	$5.05
65	70	$5.05	$5.69	$6.08	$5.03	$5.34

75	70	$5.74	$6.60	$7.14	$5.69	$6.63
75	80	$6.74	$7.90	$8.65	$6.56	$7.24

		* Net of any applicable Premium Tax deduction
	**Rates are based on mortality from Annuity 2000 Table. The rates do not differ by sex.
	Rates for ages not shown will be provided on request and will be computed
		on a basis consistent with the rates in the above tables.

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ING LOGO

ING Life Insurance and Annuity Company
Home Office: One Orange Way
Windsor, Connecticut 06095-4774

PO Box 990065
Hartford, CT 06199-0065

800-584-6001

Group Combination, Deferred Annuity Contract
(Nonparticipating)

C-CDA-10